Exhibit 12.1

                       SECURITY CAPITAL GROUP INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                         Nine Months Ended
                                           September 30,                                    Year Ended December 31,
                                      --------------------------  ------------------------------------------------------------------
                                           1999           1998         1998            1997         1996        1995(a)       1994
                                      -----------    -----------  ------------    -----------  -----------  ------------   ---------
Net Earnings (loss) from Operations   $   (70,597)   $    61,321  $     67,480    $    38,241  $    (9,693) $   (21,274)  $   11,849
Add:
     Interest Expense                     101,333         54,038        82,203        104,434      117,224      103,804       53,789
                                      -----------    -----------  ------------    -----------  -----------  -----------    ---------

Earnings as Adjusted                  $    30,736    $   115,359  $    149,683    $   142,675  $   107,531  $    82,530    $  65,638
                                      ===========    ===========  ============    ===========  ===========  ===========    =========

Fixed Charges:
     Interest Expense                 $   101,333    $    54,038  $     82,203    $   104,434  $   117,224  $   103,804    $  53,789
     Capitalized Interest                   7,603         21,211        26,703         69,883       11,448        4,404        3,184
                                      -----------    -----------  ------------    -----------  -----------  -----------    ---------

     Total Fixed Charges              $   108,936    $    75,249  $    108,906    $   174,317  $   128,672  $   108,208    $  56,973
                                      ===========    ===========  ============    ===========  ===========  ===========    =========

Ratio of Earnings to Fixed Charges            0.3            1.5           1.4            0.8          0.8          0.8          1.2
                                      ===========    ===========  ============    ===========  ===========  ===========    =========

(a) Excludes a one-time non-cash expense item ($158.4 million) incurred in acquiring the Financial Services Division from a related party.